Exhibit 99.1

SANMINA ANNOUNCES THE DEPARTURE OF BOB EULAU AND APPOINTMENT OF NEW CEO

COMPANY REAFFIRMS FOURTH QUARTER OUTLOOK

San Jose, CA — August 31, 2018.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced that Bob Eulau its Chief Executive Officer resigned from the Company.  The Board of Directors unanimously voted to appoint Michael Clarke, a member of the Board of Directors since 2013, as Chief Executive Officer, effective October 1, 2018.  In the interim, Jure Sola will lead the Company as Executive Chairman.

“I would like to thank Bob for his hard work and dedication during his 9 years of service with the company and wish him well in his future endeavors,” stated Jure Sola, Sanmina’s Executive Chairman of the Board.

Michael Clarke has more than 30 years of senior executive, business development and hands-on operational experience managing global companies in electronics manufacturing for the telecommunications, industrial, aerospace and automotive industries.

Mr. Clarke was the President and Chief Executive Officer of Nortek, Inc. a leading global manufacturer of innovative, branded air management, security and technology products for home and work environments from 2011 until its acquisition in 2016.  From 2005 until he joined Nortek, Mr. Clarke was Group President of Integrated Networks Solutions, a $12 billion business at Flex Ltd.

Mr. Clarke held the position of President and General Manager for Sanmina’s Enclosure Systems Division from 1999 to 2005.  Prior to Sanmina acquiring Devtek Electronic Packaging Systems in 1999, he was President and Chief Executive Officer of Devtek from 1991 to 1999.

“The Board of Directors and I are delighted to have Michael join Sanmina as CEO.  Michael’s breadth of industry experience and specific knowledge of Sanmina’s management team and capabilities will be invaluable to the strategic direction of Sanmina and our future performance,” stated Mr. Sola.

“It is truly an honor to join Sanmina as CEO,” stated Michael Clarke.  “I have long admired Sanmina’s deep history, its culture of excellence, its world class manufacturing, and its strong financial position.  I look forward to working with my Sanmina colleagues around the world to tackle the many exciting opportunities presented by our markets while continuing our tradition of exceeding the expectations of our customers and partners and achieving the highest shareholder value.”

Sanmina Reaffirms Outlook

Separately, the Company announced that it is reaffirming its fiscal fourth quarter outlook ending September 29, 2018.  The company continues to expect revenue to be in the range of $1.825 to $1.875 billion.  We expect GAAP diluted earnings per share between $0.50 to $0.56, including stock-based compensation expense of $0.11 and amortization of intangible assets of $0.02, and non-GAAP diluted earnings per share between $0.63 to $0.69.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, automotive and energy industries. Sanmina has facilities strategically located in key regions throughout the world. More information about the company is available at www.sanmina.com.

Sanmina Safe Harbor Statement

Certain statements contained in this press release, including the Company’s reaffirmed outlook for the fourth quarter fiscal 2018, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including adverse changes to the key markets we target; significant uncertainties that can cause our future sales and net income to be variable; reliance on a small number of customers for a substantial portion of our sales; risks arising from our international operations; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina Contact

Paige Bombino

Vice President, Investor Relations

408-964-3610